Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111
N E W S R E L E A S E	For additional information: Edward A. Merritt Treasurer and Vice President of Investor Relations (651) 787-1068 or Cameron Potts Vice President, Public Relations (651) 787-1353

April 26, 2018

DELUXE CORPORATION ANNOUNCES CEO SUCCESSION PLAN

St. Paul, Minn. – April 26, 2018 – Deluxe Corporation (NYSE: DLX) today announced that Lee Schram will retire as Chief Executive Officer of the Company. Mr. Schram has agreed to serve in his current role during the succession process and will be available to assist in a smooth transition.

“In his 12 years as CEO, Deluxe has transformed from what was essentially a checks and forms printer into a provider of digital technology services including data-driven marketing and treasury management solutions to the financial services industry and web services to small businesses,” said Martyn Redgrave, Non-Executive Chairman. “Under Lee and his team’s leadership, the Company has established capabilities to meet customers’ changing needs and improved operational and financial processes that have led to substantial profitable growth and increased shareholder value.”

“As we continue our work on the CEO succession process, the Board and I would like to express our gratitude to Lee for his many accomplishments and his willingness to continue to lead the Company to facilitate a thoughtful, well-planned and deliberate succession process,” concluded Mr. Redgrave.

“It is a true privilege to lead this great Company, and I look forward to working with our talented management team to continue our strategic and operational transformation during the succession process,” said Mr. Schram. “This transformation has enabled us to deliver eight consecutive years of profitable growth by increasing digital marketing and financial technology services, growing e-commerce, expanding our product capabilities and broadening our reach into new channels, while institutionalizing strong operational and financial disciplines.”

“With $2 billion in expected record revenues for 2018 and strong strategic and financial momentum, I can begin to explore new interests and opportunities knowing that we have laid the foundation for continued transformational growth and success. I look forward to assuring that we maintain our momentum through the transition to new leadership.”

A CEO succession committee of the Board has been formed to lead the succession process, which will consider both internal and external candidates, with the assistance of a leading executive search firm.

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. Nearly 4.4 million small business customers access Deluxe’s wide range of products and services, including customized checks and forms, as well as website development and hosting, email marketing, social media, search engine optimization and logo design. For our approximately 4,900 financial institution customers, Deluxe offers industry-leading programs in checks, data analytics and customer acquisition and treasury management solutions including fraud prevention and profitability. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements made in this release concerning Deluxe, “the Company’s” or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; the financial impact from the ongoing assessment of the Tax Cut and Jobs Act; declining demand for the Company’s check and check-related products and services due to increasing use of other payment methods; intense competition in the check printing business; continued consolidation of financial institutions and/or additional bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenue and gross profit; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time maintaining its operating margins, are delayed or unsuccessful; risks that the Company’s recent acquisitions do not produce the anticipated results or revenue synergies; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by one or more of the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of products and services, including web services, financial technology and treasury management solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks of unfavorable outcomes and the costs to defend litigation and other disputes; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2017.

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